Filed Pursuant to Rule 433
Registration No. 333-169453

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
          THREE YEAR COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Ratings:	A1/A+ (Moody’s/S&P)

Principal Amount:	$300,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	October 25, 2010

Settlement Date:	November 1, 2010 (T+5)

Maturity Date:	November 1, 2013

Coupon:	1.125%

Price to Public:	99.965%

Benchmark Treasury:	0.50% due October 15, 2013

Benchmark Treasury Yield:	0.537%

Spread to Benchmark Treasury:	+60 basis points

Yield to Maturity:	1.137%

Interest Payment Dates:	Semi-annually on May 1 and November 1, commencing May 1, 2011

Make-Whole Call	At any time at the greater of a price of 100% or the present value of the remaining scheduled payments discounted at the Treasury Rate plus 10 basis points

Denominations:	$2,000 x $1,000

CUSIP:	637432MM4

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities LLC Mizuho Securities USA Inc. KeyBanc Capital Markets Inc.

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	PNC Capital Markets LLC RBC Capital Markets Corporation

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Banc of America Securities LLC by calling toll-free at 1-800-294-1322, J.P. Morgan Securities LLC by calling collect at 212-834-4533, Mizuho Securities USA Inc. by calling toll-free at 1-866-271-7403 or KeyBanc Capital Markets Inc. by calling toll-free at 1-866-227-6479.